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Exhibit 21.1

                                  SUBSIDIARIES

The following table lists all our subsidiaries and sets forth certain information with respect to each subsidiary:

        NAME STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION

Optivision, Inc. California

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